Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Marybeth Csaby/Rob Fink KCSA Strategic Communications 212-896-1236 (Marybeth) /212-896-1206 (Rob) mcsaby@kcsa.com/rfink@kcsa.com
ORMAT TECHNOLOGIES REPORTS 2010 YEAR END AND FOURTH
QUARTER 2010 RESULTS
RENO, Nevada, February 22, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2010.
The highlights for the year and recent development:
•	15.5% increase in Electricity Segment revenues;

•	Annual net income of $37.2 million, or $0.82 per share;

•	Completed the 15 MW Jersey Valley Plant in Northern Nevada and the 8 MW Puna expansion;

•	Raised approximately $250 million in debt offering;

•	Refinanced $24.9 million in tax equity transaction for OPC power plants;

•	Increased land position to 343,000 acres;

•	Acquired the balance of the Mammoth complex; and

•	Continued progress in greenfield development sites.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “The significant resources we have invested in the acquisition, exploration and development of new leases, as well as project enhancements, are reflected in the steady growth of our total generation. This positively impacted revenue in our Electricity Segment, which reached $291.8 million, a 15.5% increase over last year. We currently have ten projects in various stages of construction and development that we expect will add significantly to our generation and top-line growth through 2013.”
“Looking to the longer-term, we continue to search for new geothermal fields while keeping a careful eye on value. Lease acquisition and greenfield development remain key to our long-term objectives, and are supported by our ability to raise attractive financing. Our land portfolio totals over 343,000 acres and we have 15 projects in various stages of exploration. We raised approximately $250 million in a bond offering and we will continue to pursue the benefits of the stimulus ARRA where eligible. In our product business we see some results from our marketing efforts with new orders added to our backlog and are optimistic that some of current negotiations will mature into additional orders in the near future.”
“The low output and high costs of North Brawley materially impacted our results in 2010. However, we expect to see improvement, both in terms of revenue and costs towards the end of 2011. North Brawley capacity was recently increased to approximately 30 MW following the addition of a new injection area and work to increase the output of the power plant will continue in 2011.”

The North Brawley power plant was tested under U.S. GAAP guidance for impairment in the current year due to the low output and the higher than expected operating costs. Based on these indicators we tested North Brawley for recoverability by estimating its future cash flows. The test for recoverability concluded that no impairment existed at December 31, 2010. However, if we will not be able to bring the project capacity to approximately 45 MW and the operating costs to the level of our current projections, we will have to record a material impairment of the investment in the power plant. We are continuously assessing our progress in achieving these objectives.
Financial Summary
Annual Results
For the year ended December 31, 2010, total revenues were $373.2 million, compared to $412.0 million for the year ended December 31, 2009. Electricity Segment revenues increased by 15.5% to $291.8 million up from $252.6 million in the year ended December 31, 2009. Total output increased by almost 14.0% and the average revenue rate of the Company’s electricity portfolio increased slightly from $77 per MWh in 2009 to $78 per MWh in 2010.
Product Segment revenues for the year ended December 31, 2010 were $81.4 million, compared to the exceptionally strong revenue of $159.4 million in the year ended December 31, 2009, a decrease of 48.9%. This decrease in our product revenue is a result of a decline in our Product Segment customer orders, which we have previously discussed.
Net income for the year ended December 31, 2010 was $37.2 million, or $0.82 per share of common stock (diluted), compared to $68.6 million, or $1.51 per share of common stock (diluted), for the year ended December 31, 2009. The decrease in net income is principally attributable to a decrease in the total gross margin due to the decrease in product revenues and the increase in electricity cost of revenues relating mainly to North Brawley, which had an after-tax loss of approximately $15.2 million, or $0.33 per share, for the year, and to an increase in interest expense, net. This was partially offset by an after-tax capital gain of $22.4 million, related to the acquisition of a controlling interest in the Mammoth complex in California.
Adjusted EBITDA for the year ended December 31, 2010 was $164.3 million compared to $167.0 million for the year ended December 31, 2009. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California until August 1, 2010, the date we acquired the remaining 50% interest. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.
Cash and cash equivalents as of December 31, 2010 increased to $82.8 million from $46.3 million as of December 31, 2009. In addition, as of December 31, 2010, we have available committed lines of credit with commercial banks aggregating $402.5 million, of which $149.1 million is unused.
On February 22, 2011, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on March 24, 2011, to shareholders of record as of the close of business on March 15, 2011. The Company expects to pay a dividend of $0.04 per share in the next three quarters.
Commenting on the outlook for 2011, Ms. Bronicki said, “We expect our 2011 Electricity Segment revenues to be between $315 million and $325 million. With regard to our Product Segment, we expect that our 2011 revenues will be between $75 million and $85 million.”
Fourth Quarter Results
For the three-month period ended December 31, 2010, total revenues were $92.8 million, compared to $94.2 million in the fourth quarter of 2009. Electricity Segment revenues increased by 17.1% to $73.6 million up from $62.8 million in the fourth quarter of 2009.

Product Segment revenues for the three-month period ended December 31, 2010 were $19.3 million, compared to $31.4 million in the same period in 2009.
For the quarter, the Company reported net income of $4.5 million or $0.10 per share (diluted), compared to $16.1 million, or $0.35 per share (diluted), for the same period in 2009.
Adjusted EBITDA for the fourth quarter of 2010 was $29.4 million, compared to $41.8 million for the same period last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to the Company’s unconsolidated 50% interest in the Mammoth complex in California until August 1, 2010, the date we acquired the remaining 50% interest. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EST on Wednesday, February 23, 2011. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.
Webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 1 p.m. EST on February 23, 2011. Please call: (800) 642-1687 (U.S. and Canada) (706) 645-9291 (International) and enter the Reply code: 17704060
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Twelve-Month Periods Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)		(in thousands, except per share amounts)

Revenues:
Electricity	$73,551	$62,822	$291,820	$252,621
Product	19,282	31,352	81,410	159,389

Total revenues	92,833	94,174	373,230	412,010

Cost of revenues:
Electricity	62,775	46,612	242,326	179,101
Product	11,961	25,185	53,277	112,450

Total cost of revenues	74,736	71,797	295,603	291,551

Gross margin	18,097	22,377	77,627	120,459

Operating expenses:
Research and development expenses	1,987	3,351	10,120	10,502
Selling and marketing expenses	4,226	3,675	13,447	14,584
General and administrative expenses	7,646	6,858	27,442	26,412
Write-off of unsuccessful exploration activities	—	—	3,050	2,367

Operating income	4,238	8,493	23,568	66,594

Other income (expense):
Interest income	(89)	54	343	639
Interest expense, net	(10,372)	(4,178)	(40,473)	(16,241)
Foreign currency translation and transaction gains (losses)	1,082	(371)	1,557	(1,695)
Impairment of auction rate securities	(137)	—	(137)	(279)
Income attributable to sale of tax benefits	2,337	3,112	8,729	15,515
Gain on acquisition of controlling interest	—	—	36,928	—
Gain from extinguishment of liability	—	13,348	—	13,348
Other non-operating income (expense), net	314	(446)	267	479

Income (loss) from continuing operations before income taxes and equity in income (losses) of investees	(2,627)	20,012	30,782	78,360

Income tax benefit (provision)	7,107	(5,198)	1,098	(15,430)
Equity in income of investees, net	56	640	998	2,136

Income from continuing operations	4,536	15,454	32,878	65,066
Discontinued operations:
Income from discontinued operations, net of related tax	—	672	14	3,487
Gain on sale of a subsidiary in New Zealand, net of related tax	—	—	4,336	—

Net income	4,536	16,126	37,228	68,553
Net loss (income) attributable to noncontrolling interest	(78)	62	90	298

Net income attributable to the Company’s stockholders	$4,458	$16,188	$37,318	$68,851

Earnings per share attributable to the Company’s stockholders:

Basic:
Income from continuing operations	$0.10	$0.35	$0.73	$1.44
Discontinued operations	—	0.01	0.09	0.08

Net income	$0.10	$0.36	$0.82	$1.52

Diluted:
Income from continuing operations	$0.10	$0.34	$0.73	$1.43
Discontinued operations	—	0.01	0.09	0.08

Net income	$0.10	$0.35	$0.82	$1.51

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:

Basic	45,431	45,426	45,431	45,391

Diluted	45,450	45,623	45,452	45,533

(1)	In January 2010, we sold our interest in our New Zealand subsidiary, Geothermal Development Limited (“GDL”). As a result of such sale, the operations of GDL have been included in discontinued operations in the three and twelve-month periods ended December 31, 2010.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2010 and 2009
(Unaudited)

	December 31,
	2010	2009
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$82,815	$46,307
Restricted cash, cash equivalents and marketable securities	23,309	40,955
Receivables:
Trade	54,495	53,423
Related entities	303	441
Other	8,173	7,884
Due from Parent	272	422
Inventories	12,538	15,486
Costs and estimated earnings in excess of billings on uncompleted contracts	6,146	14,640
Deferred income taxes	1,674	3,617
Prepaid expenses and other	14,929	12,080

Total current assets	204,654	195,255
Long-term marketable securities	1,287	652
Restricted cash, cash equivalents and marketable securities	1,740	2,512
Unconsolidated investments	4,244	35,188
Deposits and other	21,353	18,653
Deferred income taxes	17,087	—
Deferred charges	37,571	31,724
Property, plant and equipment, net	1,425,467	998,693
Construction-in-process	270,634	518,595
Deferred financing and lease costs, net	19,017	20,940
Intangible assets	40,274	41,981

Total assets	$2,043,328	$1,864,193

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$85,549	$73,993
Billings in excess of costs and estimated earnings on uncompleted contracts	3,153	3,351
Current portion of long-term debt:
Limited and non-recourse	15,020	19,191
Full recourse	13,010	12,823
Senior secured notes (non-recourse)	20,990	20,227
Due to Parent, including current portion of notes payable to Parent	—	10,018

Total current liabilities	137,722	139,603
Long-term debt, net of current portion:
Limited and non-recourse	114,132	129,152
Full recourse:
Senior unsecured bonds	142,003	—
Other	84,166	77,177
Revolving credit lines with banks (full recourse)	189,466	134,000
Senior secured notes (non-recourse)	210,882	231,872
Liability associated with sale of tax benefits	66,587	73,246
Deferred lease income	71,264	72,867
Deferred income taxes	30,878	53,722
Liability for unrecognized tax benefits	5,431	4,931
Liabilities for severance pay	20,706	18,332
Asset retirement obligation	19,903	14,238
Other long-term liabilities	4,961	3,358

Total liabilities	1,098,101	952,498

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	716,731	709,354
Retained earnings	221,311	196,950
Accumulated other comprehensive income	1,044	622

	939,132	906,972
Noncontrolling interest	6,095	4,723

Total equity	945,227	911,695

Total liabilities and equity	$2,043,328	$1,864,193

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
For the Three and Twelve-Month Periods Ended December 31, 2010 and 2009
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three and twelve-month periods ended December 31, 2010, and 2009:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash provided by operating activities	$21,759	$33,076	$101,403	$110,772
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	9,544	3,422	37,590	13,623
Interest income	89	(54)	(343)	(639)
Income tax provision	(7,107)	5,485	908	16,924
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	5,077	(1,133)	22,586	22,392

EBITDA	29,362	40,796	162,144	163,072
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	—	1,048	2,115	3,891

Adjusted EBITDA	$29,362	$41,844	$164,259	$166,963

Net cash used in investing activities	$(50,800)	$(37,155)	$(203,820)	$(286,036)

Net cash provided by financing activities	$62,616	$30,117	$138,925	$187,036

Depreciation and amortization	$22,300	$15,582	$86,761	$64,376